EXHIBIT 2.1

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A DELAWARE LIMITED LIABILITY COMPANY
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATE LAW

This Certificate of Conversion (the “Certificate”) is being duly executed and filed by LipimetiX Development, LLC., a Delaware limited liability company (the “Company”), to convert the Company from a Delaware limited liability corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”).

(1)	The jurisdiction where the Company first formed is Delaware.

(2)	The jurisdiction immediately prior to filing this Certificate is Delaware.

(3)	The date the Company was formed is July 31, 2012.

(4)	The name of the Company immediately prior to filing this Certificate is “LipimetiX Development, LLC.”

(5)	The name of the Corporation as set forth in the Certificate of Incorporation is “LipimetiX Development, Inc.”

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the Company, has executed this Certificate this 23rd day of June, 2015.

LIPIMETIX DEVELOPMENT, LLC,
a Delaware limited liability company

By:       /s/ Dennis I. Goldberg, Ph.D.
Name:  Dennis I. Goldberg, Ph.D.
Its:       President